Inuvo Provides Shareholder Update on Artificial Intelligence Platform, IntentKey and Reports Financial Results for the Period Ending June 30, 2019

June 2019 was the IntentKey’s best ever revenue and gross margin month

LITTLE ROCK, AR., August 14, 2019 (GLOBE NEWSWIRE) --  Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence that serves brands and agencies, today is providing shareholders with an update on its artificial intelligence platform, IntentKey and reporting its financial results for the three and six month periods ending June 30, 2019.

Richard Howe, Chairman and CEO of Inuvo, commented, “While financial results in the first half of the year continued to be challenged principally by merger disruptions and a planned deemphasis on certain products announced in early 2018, they mask the growth of the IntentKey, where revenue in June was over $1 million, representing 24% of Inuvo total revenues for the month.” Mr. Howe continued, “With dozens of quantifiable case studies, numerous world class brands as clients and a solution that solves numerous audience building pain points plaguing marketing performance. The IntentKey is now a business ready to be scaled.”

Artificial Intelligence Platform, IntentKey, Update:
Inuvo is a technology company that provides data-driven platforms that can automatically identify and message online audiences for any product or service across devices, channels and formats, including video, mobile, connected TV, display, social and native. These capabilities allow Inuvo’s clients to engage with their customers and prospects in a manner that drives engagement from the first contact with the consumer. Inuvo facilitates over a billion marketing messages to consumers every month.

Inuvo’s solution incorporates a proprietary form of artificial intelligence, or AI, branded the IntentKey. This sophisticated machine learning technology uses interactions with internet content as a source of information from which to predict consumer intent. The AI includes a continually updated database of over 500 million machine profiles which Inuvo utilizes to deliver highly aligned online audiences to its clients.

During the second quarter of 2019, the IntentKey platform revenue totaled approximately $2 million. The media component of that business, where the IntentKey Platform is integrated with AppNexus, delivered approximately $900,000 of that revenue in June 2019, an increase from approximately $95,000 in January 2019. June 2019 was the largest revenue month ever for IntentKey and delivered approximately 40% gross margin.

Please visit the Inuvo website for over 26 published case studies, covering multiple engagements across numerous verticals, proving quantifiably the differentiating power of the IntentKey’s anonymous online audience building capabilities.

Financial Results for the Three and Six Months Ended June 30, 2019 and 2018:
Net revenue for the second quarter of 2019 was $14.0 million as compared to $19.0 million for the second quarter of 2018, a decrease of 26.1%, and $29.5 million for the first half of 2019 as compared to $39.5 million for the first half of 2018, a decrease of 25.3%. For the three and six months ended June 30, 2019, revenue from mobile totaled $8.8 million and $19.4 million, respectively.

Lower year-over-year revenues in the first half of 2019 have been in part the result of the disruption associated with the merger, which was terminated in June 2019, a planned reduction in support for certain products which negatively impacted revenue by $2.5M, and as it relates to the first and second quarters of 2019, seasonality.

Cost of revenue is primarily generated by payments to website publishers, and app developers that host advertisements we serve and to ad exchanges that provide access to supply inventory where we serve advertisements. The decrease in the cost of revenue of 18.8% for the three months year-over-year and 21.7% for the six months period year-over-year is due primarily to lower revenue and to the loss of revenue associated with the reduced emphasis on non-strategic revenue including a proprietary marketing platform.

Gross profit margin for the three and six months ended June 30, 2019 was 59.6% and 58.1% respectively.

Operating expenses overall for the three and six months ended June 30, 2019, decreased 17.8% compared to the same period 2018.

Marketing costs include those expenses required to attract an audience to our owned and operated web properties. Marketing costs decreased 22.7% and 21.9% in the three and six months ended June 30, 2019, respectively, compared to the same period in 2018. The decrease in marketing costs was due to adjusting traffic acquisition campaigns as a result of lower monetization experienced.

Compensation expense decreased 25.3% and 28.3% in the three and six months ended June 30, 2019, respectively, compared to the same period in 2018. The decrease is due to severances and lower headcount. Our total employment, both full-time and part-time, was 62 at June 30, 2019 compared to 65 at the same time last year.

Selling, general and administrative costs for the three and six-month ended June 30, 2019 increased 11.6% and 11.7%, respectively, over the same time period in 2018. The increase is due to higher professional fees that included $887 thousand in merger related costs for the first six months of 2019, partially offset by lower IT, travel, investor relations and consulting expenses.

Net loss for the three months and six months ended June 30, 2019 totaled approximately $2.0 million and $4.4 million, respectively, of which, approximately $1.8 million were the non-cash expenses of depreciation, amortization, and stock-based compensation. Further, there were approximately $887,000 of merger related costs within the six-month period ending June 30, 2019.

On June 20, 2019, Inuvo entered into a plan of merger termination agreement which among other concessions, provided for the forgiveness of an approximately $1.1 million loan,  $125,000 in cash from the transfer of assets and clients associated with a business whose current revenue run rate is approximately $50,000 per month that is synergistic with the IntentKey.

Liquidity and Capital Resources:
Cash at June 30, 2019 totaled $995,467.

Subsequent to the quarter, on July 15, 2019, the Company closed on the underwritten public offering of 13,750,000 shares of common stock at a public offering price of $0.30 per share with participation from insiders, existing shareholders and new notable technology investors. On July 17, 2019, the Company issued 2,062,500 shares of common stock to Roth Capital Partners in connection with an over-allotment option at the public offering price of $0.30 per share. The total number of shares sold by the Company in the public offering and over-allotment was 15,812,500 shares and gross proceeds were approximately $4.7 million.

Conference Call Details:
Management will host a conference call on Wednesday, August 14, 2019 at 4:30 p.m. Eastern time to discuss its financial results for the second quarter ended June 30, 2019 and provide a business update.

Date: Wednesday, August 14, 2019
Time: 4:30 p.m. Eastern Time
Toll-free Dial-in Number: 1-888-394-8218
International Dial-in Number: 1-323-701-0225

Conference ID: 5257980
Live Webcast: https://investor.inuvo.com/ir-calendar

A telephone replay will be available through August 28, 2019. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 5257980 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

INUVO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Net revenue	$14,047,907	$19,004,851	$29,512,476	$39,508,836
Cost of revenue	5,674,360	6,991,304	12,354,988	15,769,898
Gross profit	8,373,547	12,013,547	17,157,488	23,738,938
Operating expenses
Marketing costs (traffic acquisition costs or TAC)	6,528,336	8,446,163	13,072,345	16,740,457
Compensation	1,735,489	2,323,654	3,544,045	4,943,169
Selling, general and administrative	2,213,507	1,982,851	4,590,568	4,109,213
Total operating expenses	10,477,332	12,752,668	21,206,958	25,792,839
Operating loss	(2,103,785)	(739,121)	(4,049,470)	(2,053,901)
Interest expense, net	148,792	(94,556)	(367,916)	(195,445)
Loss from continuing operations before taxes	(1,954,993)	(833,677)	(4,417,386)	(2,249,346)
Income tax benefit	-	980	-	8,625
Net loss from continuing operations	(1,954,993)	(832,697)	(4,417,386)	(2,240,721)
Net loss from discontinued operations	-	-	-	-
Net loss	(1,954,993)	(832,697)	(4,417,386)	(2,240,721)
Earnings per share, basic and diluted
From continuing operations	($0.060)	($0.030)	($0.140)	($0.080)
From discontinued operations	-	-	-	-
Net loss	($0.060)	($0.030)	($0.140)	($0.080)
Weighted average shares outstanding
Basic	32,570,866	30,614,207	32,484,878	29,634,023
Diluted	32,570,866	30,614,207	32,484,878	29,634,023

RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO EBITDA and ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Loss from continuing operations before taxes	($1,954,993)	($833,677)	($4,417,386)	($2,249,346)
Interest (income) expense, net	(148,792)	94,556	367,916	195,445
Depreciation	431,585	447,790	873,426	885,975
Amortization	381,924	337,626	763,849	691,085
EBITDA	(1,290,276)	46,295	(2,412,195)	(476,841)
Stock-based compensation	49,823	289,950	146,694	667,797
Non-recurring expense associated with CPT Merger	386,000	-	887,000	-
Adjusted EBITDA	($854,453)	$336,245	($1,378,501)	$190,956

Reconciliation of Loss from Continuing Operations before Taxes to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net loss from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.